EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 related to the 2003 and 2004 consolidated financial statements of CanArgo Energy Corporation, which appears on page F-3 of the December 31, 2004 Annual Report on Form 10-K, and our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on page 6 of the December 31, 2004 Annual Report, as amended, on Form 10-K/A of CanArgo Energy Corporation and to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ L J SOLDINGER ASSOCIATES LLC

Deer Park, Illinois, USA
August 25, 2005